Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Microchip Technology Incorporated 2001 Employee Stock Purchase Plan and International Employee Stock Purchase Plan of our reports dated May 24, 2016 with respect to the consolidated financial statements of Microchip Technology Incorporated and the effectiveness of internal control over financial reporting of Microchip Technology Incorporated included in its Annual Report (Form 10-K) for the year ended March 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Phoenix, Arizona
August 10, 2016